Exhibit 5.0


April 27, 2009

BOK Financial Corporation
Bank of Oklahoma Tower
P.O. Box 2300 Tulsa, OK 74192



Re: BOK Financial Corporation SEC Registration Statement on Form S-8: BOK Financial Corporation (Trading Symbol "BOKF"): Shares of BOKF Common Stock to be Issued Pursuant to the BOK Financial Corporation 2009 Omnibus Incentive Plan.


Ladies and Gentleman:

         I have acted as counsel to BOK Financial Corporation ("BOKF") in connection with BOKF's Registration Statement on Form S-8 being filed on or about April 28, 2009 with the Securities and Exchange Commission which respect to the shares of Common Stock (the "Common Stock"), $0.00006 par value, of BOKF, authorized for issuance under the BOK Financial Corporation 2009 Omnibus Incentive Plan. I have reviewed BOKF's Registration Statement on Form S-8, BOKF's Certificate of Corporation, BOKF's By-laws, and such corporate proceedings of BOKF as I have deemed appropriate for purposes of rendering this opinion. In my opinion, upon issuance of the shares of Common Stock pursuant to the terms of the BOK Financial Corporation 2009 Omnibus Incentive Plan, such shares will be duly and validly issued, fully paid and non-assessable. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                Sincerely,

                                            /s/ Frederic Dorwart

                                             Frederic Dorwart